EXHIBIT 99.1

First Advantage Bancorp Announces First Quarter 2008 Earnings

CLARKSVILLE, Tenn., May 8, 2008 (PRIME NEWSWIRE) -- First Advantage Bancorp (the "Company") (Nasdaq:FABK), the holding company for First Federal Savings Bank (the "Bank"), today announced first quarter earnings for 2008. The results reported for the first quarter of 2007 are the results of the Bank only, which completed its conversion from the mutual form to the stock form of organization on November 29, 2007. For the three months ended March 31, 2008, the Company reported net income of $589,000, or $0.12 per share (basic and diluted), compared to a net loss of $66,000 for the first quarter of 2007. Due to the completion of the Bank's conversion and the Company's related initial public stock offering on November 29, 2007, per share data is not available for the three months ended March 31, 2007.

"While we are definitely in a challenging environment for financial institutions, I am proud to report that First Federal Savings Bank's conservative and customer focused approach to banking has served us well," said Earl O. Bradley, III, CEO of First Advantage Bancorp. "The recent decline in interest rates, and the growth in our loan portfolio, has allowed us to improve our net interest margin and were the primary factors driving our core earnings improvement for the first quarter. It has helped our cause that the Bank has never participated in the sub-prime mortgage loan market, either directly or through our investment portfolio."

Balance Sheet Review - Annualized

Total assets increased $33.0 million to $286.4 million reflecting annualized growth of 52.5% during the quarter ended March 31, 2008 compared to December 31, 2007. Total loans increased $21.3 million to $138.8 million as of March 31, 2008 reflecting annualized growth of 73.0% during the first quarter of 2008. Total deposits decreased $5.3 million to $164.5 million as of March 31, 2008, resulting in an annualized declining rate of 12.6% during the quarter ended March 31, 2008 compared to December 31, 2007. Total equity increased $1.1 million to $80.6 million reflecting annualized growth of 5.6% during the first quarter of 2008.

For further discussion of these results, please refer to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the Securities and Exchange Commission on May 8, 2008.

The Bank does not have nor has it had any sub-prime loans or other high-interest rate loans to consumers with impaired or non-existent credit histories in its loan portfolios.

Results of Operations

Net interest income for the three months ended March 31, 2008 was $2.4 million, up 44.6% from the first quarter of 2007. The net interest margin for the three months ended March 31, 2008 was 3.75%, up 41 basis points from the first quarter of 2007.

Non-interest income for the three months ended March 31, 2008 was $837,000 compared to $608,000 for the three months ended March 31, 2007.

Non-interest expense increased $158,000 to $2.6 million for the three months ended March 31, 2008 from $2.4 million for the comparable period in 2007.

Additionally, during the first quarter of 2008 management reduced its FIN 48 tax liability estimate and reversed $251,000 of its FIN 48 tax liability. The impact of this reversal resulted in a credit for income taxes of $178,000 compared to a credit of $69,000 for the first quarter of 2007.

For further discussion of these results, please refer to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the Securities and Exchange Commission on May 8, 2008.

About First Advantage Bancorp

Founded in 1953, First Federal Savings Bank, a wholly-owned subsidiary of First Advantage Bancorp, is a federally chartered savings bank headquartered in Clarksville, Tennessee. The Bank operates as a community-oriented financial institution, with four full-service offices and one limited service office in Montgomery County, Tennessee, which is approximately 40 miles northwest of Nashville near the Kentucky border. First Federal Savings Bank offers a full range of retail and commercial financial services. The Bank's website address is www.firstfederalsb.com. First Advantage Bancorp stock trades on the Nasdaq Global Market under the symbol "FABK."

Forward-Looking Statements

Certain statements contained herein are forward-looking statements that are based on assumptions and may describe future plans, strategies, and expectations of First Advantage Bancorp. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiary include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in First Federal Savings Bank's market area, changes in real estate market values in First Federal Savings Bank's market area, changes in relevant accounting principles and guidelines and the inability of third party service providers to perform. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

                   FIRST ADVANTAGE BANCORP
                   SELECTED FINANCIAL DATA
              (Unaudited-Dollars in thousands)

                                 Three Months Ended         Year-end
                                      March 31            December 31,
                              -------------------------   -----------
 SELECTED FINANCIAL
  CONDITION DATA:                 2008          2007          2007

  END OF PERIOD BALANCES
   Assets                     $   286,449   $   220,177   $   253,403
   Available-for-sale
    Securities, at fair value     126,962        95,388       112,817
   Loans                          138,776       101,038       117,469
   Allowance for Loan Losses        1,787         1,997         1,510
   Deposits                       164,537       180,083       169,854
   FHLB Advances and
    Other Borrowings               38,733         4,000           891
   Common Shareholders' Equity     80,607        32,930        79,505

  AVERAGE BALANCES
   Assets                     $   271,078   $   212,767   $   220,501
   Earning Assets                 257,986       201,815       209,895
   Investment securities          122,348        89,731        94,586
   Other investments                9,948        11,442        10,474
   Loans, net of allowance        125,690       100,642       104,835
   Deposits                       165,761       177,036       180,680
   FHLB Advances and
    Other Borrowings               22,152           183           736
   Common Shareholders' Equity     79,865        31,819        36,753

 SELECTED OPERATING RESULTS:
   Interest and
    Dividend Income           $     3,840   $     3,101   $    13,253
   Interest Expense                 1,437         1,439         6,016
                              -----------   -----------   -----------
   Net Interest Income              2,403         1,662         7,237
   Provision for Loan Losses          277            11          (364)
                              -----------   -----------   -----------
   Net Interest Income After
    Provision for
    Loan Losses                     2,126         1,651         7,601
   Noninterest Income                 837           608         1,987
   Noninterest Expense              2,552         2,394        10,060
                              -----------   -----------   -----------
   Income Before Income Tax
    Expense (Benefit)                 411          (135)         (472)
   Income Tax Benefit                (178)          (69)         (217)
                              -----------   -----------   -----------
   Net Income (Loss)          $       589   $       (66)  $      (255)
                              ===========   ===========   ===========
   Basic earnings per share   $      0.12           N/A           N/A
   Diluted earnings per share $      0.12           N/A           N/A
   Average shares outstanding   4,762,377           N/A           N/A
   Average diluted shares
    outstanding                 4,866,303           N/A           N/A

 SELECTED ASSET QUALITY
   Net Charge-offs            $        --   $        39   $       151
   Classified Assets                2,433         6,820         1,962
   Nonperforming Assets             1,173         4,555           836
   Total nonperforming loans
    to total loans                   0.84%         4.51%         0.71%
   Total nonperforming loans
    to total assets                  0.41%         2.07%         0.33%
   Total nonperforming assets
    to total assets                  0.41%         2.07%         0.33%

 SELECTED RATIOS (quarterly
  rates annualized)
   Return on Average Assets          0.87%        (0.13)%       (0.12)%
   Return on Average Common
    Shareholders' Equity             2.97         (0.83)        (0.69)
   Average Common
    Shareholders' Equity to
    Average Assets                  29.46         14.95         16.67
   Net Interest Margin               3.75          3.34          3.45
   Efficiency:  Expense
    to Revenue                      78.77        105.46        109.06

CONTACT: First Advantage Bancorp
         Earl O. Bradley, III
           931-552-6176
         Patrick C. Greenwell
           931-552-6176